Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is made as of the 28th day of February, 2022 (the “Effective Date”), by and between Cyclo Therapeutics Inc., a Nevada corporation with its principal place of business at 6714 NW 16th Street, Suite B, Gainesville, FL 32653 (together with its subsidiaries, the “Company") and Joshua Fine (the “Executive”) (collectively, the “Parties”).

Recitals

WHEREAS, the Company wishes to retain the services of the Executive to serve as the Chief Financial Officer of the Company and on the terms and conditions set forth herein;

WHEREAS, the Executive desires and is willing to accept employment with the Company on the terms and conditions set forth herein; and

WHEREAS, the Company and the Executive now desire to enter into this Agreement, which supersedes any previous offer letters or employment agreements, except as set forth herein, and sets forth the terms and conditions of the Executive’s continuing employment with the Company.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, acknowledge and agree as follows:

1.    Term. Subject to the provisions of termination has hereinafter provided, the initial term of this Agreement shall begin on the date hereof (the “Start Date”) and shall terminate on the second anniversary of the date hereof (the “Initial Term”). After the Initial Term, this Agreement shall be automatically renewed for successive periods of one (1) year (each, a “Renewal Term”) on the same terms and conditions as set forth herein, unless either party provides at least sixty (60) days’ written notice of non-renewal prior to the expiration of the Initial Term or the Renewal Term. (The Initial Term together with each Renewal Term are sometimes referred to collectively herein as the “Term.”)

2.    Position and Duties. The Company hereby continues to employ the Executive and the Executive hereby accepts continued employment with the Company, upon the terms and subject to the conditions set forth herein. The Executive shall continue to serve as Chief Financial Officer of the Company and such other office or offices to which Executive may be appointed or elected by the Board of Directors of the Company (the "Board” or “Board of Directors"). Subject to the direction and supervision of the Board of Directors, the Executive shall perform such duties as are customarily associated with the offices of Chief Financial Officer and such other offices to which Executive may be appointed or elected by the Board of Directors and such additional duties as the Board of Directors may determine. The Executive will diligently and conscientiously perform the duties of Chief Financial Officer and will devote the Executive 's best efforts and full time and attention during normal business hours to the business and affairs of the Company. The Executive will accept no other employment or contracting work during the Term, or serve as a member of the board of directors of any for-profit entity or as a member of any advisory board without the express written consent of the Board. Notwithstanding the general prohibition on the Executive accepting other employment or contracting work during the Term, the Executive shall be permitted to accept other employment or contracting work from the entities and/or ventures set forth in Exhibit A (the “Approved Endeavors”), provided that (i) any work performed for such Approved Endeavors does not materially interfere with the Executive’s duties and responsibilities to the Company, (ii) such work performed for such Approved Endeavors is not competitive with the Company’s Business Activities (as defined below). Upon termination of the Executive’s employment relationship with the Company for any reason, the Executive shall resign and relinquish any other position held as an officer and/or board member of the Company.

3.    Compensation and Benefits.

(a)    Base Salary. Subject to the terms set forth herein, in consideration for all services rendered by the Executive to the Company, the Company shall pay the Executive an initial annual base salary initially equal to Three Hundred and Thirty Five Thousand Seven Hundred and Eighty Dollars and Zero Cents ($335,780) (as adjusted under this Section 3(a), the “Annual Base Salary”). The Annual Base Salary shall be paid to the Executive in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time for executive employees. The Executive’s Annual Base Salary shall be reviewed annually by the Board or a committee or subcommittee thereof to which compensation matters have been delegated, and after taking into consideration both the performance of the Company and the personal performance of the Executive, the Executive shall be eligible to receive an annual raise in the Annual Base Salary, effective as of January 1 of each year, targeted at three percent (3%) of Executive’s Annual Base Salary as in effect prior to such raise. The Board of Directors of the Company, or any such committee or subcommittee, in their sole discretion, may further increase (but not decrease) the Executive 's compensation to any amount it may deem appropriate. The Executive shall be classified as exempt from overtime and the Executive understands and acknowledges that the Executive is not entitled to overtime compensation and that the Annual Base Salary is intended to compensate the Executive for all hours worked.

(b)    Annual Bonus. The Executive shall be eligible to receive an annual bonus targeted at forty percent (40%) of Executive’s Annual Base Salary in effect from time to time (the “Annual Bonus”). Payment of the Annual Bonus shall subject to the achievement of financial performance targets of the Company and/or personal performance targets, as established by the Board or the Compensation Committee of the Company. The Annual Bonus, if any, shall be paid to the Executive by January 30 of the year following the year in which the services, which gave rise to the bonus were performed. The Board of Directors of the Company (or Compensation Committee) may review and revise the terms of the cash compensation incentive plan or similar plan referenced above at any time, after taking into consideration both the performance of the Company and the personal performance of the Executive, among other factors; provided, however, that any such amendment to the plan or arrangement shall not affect the Executive's right to participate in such amended plan or plans and be eligible to receive an Annual Bonus targeted at the percentage of Executive’s Annual Base Salary set forth above. The Annual Bonus may be paid in a combination of cash and equity, as determined by the Board or the Compensation Committee with the approval of the Executive; provided, however, that absent any agreement to the contrary, the Annual Bonus shall be paid in cash.

(c)    Options.

(i)     Initial Option Grant. On the Effective Date, Executive shall be awarded a stock option under the Plan to purchase 31,141 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the Effective Date Such option shall be exercisable for a 10-year period commencing on the Effective Date, and shall vest over a four-year period in 48 equal monthly installments on the first day of each month following the Effective Date.

(ii)     Annual Option Grant. The Executive shall be entitled to be awarded an annual stock option under the Plan targeted at 0.37% of the Company’s outstanding shares Common Stock on the date of grant. Such options shall be exercisable for a 10-year period commencing on the date of grant, have an exercise price equal to the closing price of the Common Stock on the date of grant, and shall vest in 48 equal monthly installments over the four-year period following the date of grant. Notwithstanding the foregoing, any options issued under this Section 3(c)(ii) shall be subject to the approval of the Board or the Compensation Committee.

(d)    Employee Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, the “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated senior executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. As of the date hereof, participation in such Employee Benefit Plans shall include comprehensive medical, dental, vision, optional short term and long term disability plans, and $50,000 of life insurance coverage. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plans and applicable law. In addition, during the Term, the Company will pay or reimburse the Executive for the use of a cell phone.

(e)    401(k) Match. Subject to the requirements of applicable law and eligibility requirements for participation in the Company’s 401(k) plan (the “401(k) Plan”), the Company will match Executive’s contributions to the 401(k) Plan, provided that such matching contributions in any calendar year shall not exceed 4% of the Annual Base Salary as then in effect.

(f)    Paid Time Off. The Executive shall be entitled to twenty (20) days of Paid Time Off (“PTO”) during the Executive’s employment with the Company, which shall be prorated for any partial year of employment.

(g)    Business Expense Reimbursement. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder and in accordance with the Company’s expense reimbursement policies and procedures. The Executive shall be reimbursed for such expenses no later than thirty days following the submission of documentation of expenses incurred. The Executive’s reimbursements are subject to intermittent review by the Board.

(h)    Withholdings. All payments made under this Section 3, or under any other provision of this Agreement, will be subject to payroll withholdings that the Company reasonably believes are required by law or elected or authorized by the Executive for state and federal income taxes, Social Security, Medicare, and other applicable payroll deductions, in accordance with the Company’s normal payroll practices.

4.	Termination of Employment.

(a)    General. During the term of this Agreement, the Company may, at any time and in its sole discretion, terminate this Agreement with or without Cause, effective as of the date of provision of written notice to the Executive thereof (the “Termination Date”).

(b)    Termination by the Company For Cause.

(i)         The Company may terminate the Executive’s employment relationship with the Company at any time for Cause (as defined below). Upon termination of the Executive’s employment relationship, the Company shall, thereafter, have no obligation to the Executive for unearned Annual Base Salary, PTO, or any other form of compensation or benefit, except as otherwise required by law. Reimbursement of appropriately documented expenses incurred by the Executive before the termination of employment, to the extent that the Executive would have been entitled to such reimbursement but for the termination of employment, shall be paid by the Company to the Executive.

(ii)         For purposes of this Agreement the term “Cause” shall mean any one or more of the following:

(A)    The Executive’s willful misconduct that is injurious to the Company or its affiliates, where such behavior shall be considered “willful” if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company; or

(B)    the embezzlement or misappropriation of funds or property of the Company or its affiliates by the Executive.

(c)    Termination by the Company Without Cause.

(i)    Termination Without Cause Following a Change in Control:

(A)    For the purposes of this Agreement, “Change in Control” shall mean a Change in Control as defined in the Company’s 2021 Equity Incentive Plan; provided, however, that a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A.

(B)    If the Executive's employment with the Company shall be terminated by the Company without Cause during the Term of this Agreement within twelve (12) months following a Change in Control:

1.    the Company shall pay to the Executive the Annual Base Salary earned through the Termination Date; and

2.    subject to and contingent upon Executive’s execution of a customary separation and release agreement in favor of the Company, its affiliates, and their respective officers and directors the Company shall pay to the Executive:

a.    an amount equal to the Executive's Base Salary, as in effect on the Termination Date, payable for a period of one (1) year from the Termination Date and on the same terms and with the same frequency as the Executive 's Base Salary was paid prior to such termination;

b.    If the Executive timely and properly elects health plan continuation coverage under COBRA, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive's dependents Such reimbursement shall be paid to the Executive on the last day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the twelve (12) month anniversary of the Termination Date;

c.    any bonus payment described in Section 3(b) previously earned by the Executive (but not paid), payable as provided in Section 3(b). For the avoidance of doubt, no bonus payment shall be “earned” within the meaning of the previous sentence unless the performance period applicable to such bonus has fully elapsed;

d.    any unvested equity that may have been awarded to Executive shall immediately vest upon the Termination Date; and

e.    if any of the payments or benefits received or to be received by the Executive in connection with Executive’s Termination Without Cause within twelve (12) months following a Change in Control, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the "280G Payments") constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), the Company shall pay to the Executive, no later than the time such Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 4(c)(i) or otherwise as if no Excise Tax had been imposed.

(ii)    Termination Without Cause Absent a Change in Control

(A)    If the Executive's employment with the Company shall be terminated by the Company without Cause during the Term of this Agreement and such termination does not occur within twelve (12) months following a Change in Control:

1.    the Company shall pay to the Executive the Annual Base Salary earned through the Termination Date; and

2.    subject to and contingent upon Executive’s execution of a customary separation and release agreement in favor of the Company, its affiliates, and their respective officers and directors the Company shall pay to the Executive:

a.    If the Executive timely and properly elects health plan continuation coverage under COBRA, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive's dependents Such reimbursement shall be paid to the Executive on the last day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the twelve (12) month anniversary of the Termination Date; and

b.    an amount equal to the Executive's Base Salary, as in effect on the Termination Date, payable for a period of one (1) year from the Termination Date and on the same terms and with the same frequency as the Executive 's Base Salary was paid prior to such termination.

(d)    Termination by Executive. The Executive shall be entitled to resign the Executive 's employment with the Company at any time during the Term of this Agreement. If the Executive resigns during the Term of this Agreement: (i) the Company shall pay to the Executive the Base Salary earned through the Termination Date; and (ii) the Company shall not have any further obligations to the Executive under this Agreement except those required to be provided by law or under the terms of any other agreement between the Company and the Executive.

(e)    Effect of Termination on Post-Termination Obligations. Upon termination of this Agreement for any reason, the Executive shall continue to be bound by the post-employment obligations and covenants set forth in this Agreement following such termination.

(f)    Section 409A It is intended that (1) each installment of the payments provided under this Agreement is a separate "payment” for purposes of Section 409A of the United States Internal Revenue Code of 1986 (the “Code") and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-l(b)(4), 1.409A-l(b)(9)(i ii), and l.409A-l(b)(9)(v). Notwithstanding anything to the contrary i n this Agreement, if the Company determines (i) that on the date Executive 's employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a "specified employee”(as such term is defined under Treasury Regulation l.409A- l(i)(l )) of the Company and (i i) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(l)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes ") if provided at the time otherwise required under this Agreement then (A) such payments shall be delayed until the date that is six months after the date of Executive 's "separation from service”(as such term i s defined under Treasury Regulation l.409A- l (h)) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period") and (B) such payments shall be increased by an amount equal to interest on such payments for the Payment Delay Period at a rate equal to the prime rate i n effect as of the date the payment was first due (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal). Any payments delayed pursuant to this Section 4(f)  shall be made i n a lump sum on the first day of the seventh month following the Executive's "separation from service”(as such term is defined under Treasury Regulation l.409A-l (h)), or such earlier date that, as determined by the Committee, is sufficient to avoid the imposition of any Section 409A Taxes.

5.	Confidential Information, Intellectual Property Rights, and Non-Disparagement.

(a)    Confidential Information. “Confidential Information” means information and material concerning the Company and its employees, that is disclosed to the Executive, by the Executive, or otherwise learned by the Executive as a result of Executive’s employment with the Company that is not generally known to the public or the Company’s competitors, including, but not limited to, such information concerning the Company’s business, financial condition, and financial data; operations, systems of operations and written procedures integral to the Company’s day-to-day operations; assets and liabilities; research and development; marketing and public relations strategies; formulas; programs; codes, identification of suppliers and resources of goods and services to the Company; information regarding the needs, preferences, buying habits, electronic mail addresses and names and phone numbers of the Company’s members, customers and business contacts; training manuals and videos; sales; products; services; accounts; member or customer lists; purchasers of the Company’s services; technology, intellectual property (patents, design patents, trademarks, trade dress, copyrights and trade secrets); strategies, pricing strategies, business structures, ventures or other business affairs or plans, or information relating to existing or contemplated businesses, products and/or services of the Company; and any other information which the Company does not ordinarily disclose to third parties not in a relationship of confidence with the Company.

However, notwithstanding the foregoing, Confidential Information does not include information: (i) which at the time of disclosure is generally known in the Company’s trade; (ii) which the recipient thereof (“Recipient”) can show by written records was already in its possession at the time of disclosure and not subject to an existing agreement of confidence between the parties; (iii) which is received from a third party without restriction who is not under obligation of confidentiality with respect to such information; (iv) which is independently developed by Recipient as evidenced by its written records and without violating any other obligation between the parties; or (v) which is disclosed to Recipient’s legal counsel, any applicable regulatory agency or other governmental body or any political subdivision thereof, or pursuant to a valid court order, provided, however, that when applicable, Recipient shall first have given notice to the Company and made a reasonable effort to obtain a protective order requiring that the Confidential Information be used only for the purposes for which the order was issued.

(b)    Intellectual Property Rights. “Intellectual Property Rights” means all of the world-wide legal rights of, in and to the following: (i) patents, patent applications, and invention disclosures; (ii) copyrights and works of authorship, including without limitation textual, masks, audio/visual works, “look and feel,” and derivative works; (iii) trademarks, service marks, trade names, and trade dress, together with all goodwill associated therewith; (iv) trade secrets, know-how, and proprietary and confidential information; (v) moral rights; (vi) design rights; (vii) domain names; (viii) any rights analogous to those set forth in the preceding clauses; and (ix) any applications, registrations, divisions, combinations, continuations, renewals, reissues, extensions, and translations of the foregoing (as applicable); whether existing on the date of this Agreement or thereafter filed, issued, or acquired.

(c)    The Executive recognizes that the Company’s Confidential Information and Intellectual Property Rights are extremely valuable to it and that disclosure or use of the Company’s Confidential Information and/or Intellectual Property Rights outside the Company could irreparably damage the Company. The Executive therefore agrees that Executive will not use any Confidential Information and/or Intellectual Property Rights for any purpose other than to benefit the Company. In furtherance of that commitment, the Executive agrees that Executive will preserve and protect the confidentiality of the Confidential Information and Intellectual Property Rights and will not use any Confidential Information and/or Intellectual Property Rights other than for a Company purpose. In addition, the Executive will not disclose Confidential Information and/or Intellectual Property Rights to any person outside the Company unless Executive first obtains the express written consent of a member of the Board of the Company and has secured the signature of such person on a Company-approved confidentiality agreement.

(d)    The Executive understands and agrees that Executive’s confidentiality obligations under this Section 5 apply during Executive’s employment and continue after termination of employment with the Company, regardless of the reason for the termination.

(e)    The Executive represents that Executive is aware of no confidentiality, non-compete, or other agreement that might in any way restrict the Executive’s employment/function with the Company that Executive has not provided to the Company, in writing, and confirms that Executive’s former employer has released Executive from any obligation Executive had with respect to the use of confidential information learned in Executive’s previous employment and which Executive was bound not to disclose.

(f)    The Executive understands and agrees that any and all information described as Confidential Information and/or Intellectual Property Rights including, without limitation, records, documents, photographs, audio/visual works, correspondence, memoranda, notes, records, computers, computer disks, cell phones, smartphones, PDAs, files, keys and other documents or physical materials relating to the Company, whether received, retained, compiled or prepared by the Executive or otherwise coming into Executive’s possession through or as a result of Executive’s employment shall remain the Company’s sole and exclusive property, shall not be used by the Executive in any way whatsoever, and shall be returned to the Company immediately upon request. Without limiting the foregoing, while on working time the Executive shall not photograph, tape, film, copy or otherwise record any likenesses or activities of the Company as they relate to members, customers, vendors, suppliers, Company trade secrets, or Company intellectual property, or post or in any way disseminate any likenesses or activities of the Company as they relate to members, customers, vendors, suppliers, Company trade secrets, or Company intellectual property on any website or any social media outlet without prior written approval from the Company.

(g)    Nothing in this Agreement shall prohibit the Executive from disclosing any trade secret pursuant to the Defend Trade Secrets Act of 2016: (i) (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, the Executive will not be deemed to be in violation of this Agreement if Executive files a lawsuit for retaliation for reporting a suspected violation of law and disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, provided the Executive (1) files any document containing the trade secret under seal; and (2) does not publicly disclose the trade secret, except pursuant to court order.

(h)    Non-Disparagement. The Executive agrees that neither the Executive nor anyone under the Executive’s control or at the Executive’s direction will take, support, encourage, induce or voluntarily participate in any action or attempted action that would negatively comment on, disparage, or call into question the business operations, policies, or conduct of the Company, or act in any way with respect to such business operations, policies or conduct that would likely damage the Company’s, or its members’, employees’, or customers’, reputation, business relationships, or present or future business.  The Executive further agrees that neither the Executive nor anyone under the Executive’s control or at the Executive’s direction will make any statement, comment, or other disparaging or negative remark, whether orally or in writing, regarding the Company, or its members, employees or customers, to any staff member, employee, or manager of the Company.  Nothing in this Section shall prohibit the Executive, however, from making truthful statements pursuant to legal process (e.g. in a deposition, under subpoena) or to any government entity or agent.

6.    Works Made for Hire and Inventions.

(a)    Definitions.

(i)    The terms “work,” “trademark,” and “invention” include anything created for Company by the Executive, whether alone or with others, and whether created while an independent contractor, employee, or agent of Company.

(ii)    The term “work” means any and all writings, documents, designs, models, drawings, photographs, audio/visual works, physical property, reports, etc., that are protectable under Title 17 of the U.S. Code.

(iii)    The term “trademark” means any name, word, phrase, logo, design, or other graphic depiction generated during the performance of this Agreement which is or can be used to describe either a product or service of Company.

(iv)    The term “invention” means any designs, processes, inventions, or discoveries that may be patentable or otherwise protectable under Title 35 of the U.S. Code.

(b)    Title to Works, Trademarks, and Inventions.

(i)    While employed by the Company, the Executive may create certain works for Company that may be copyrighted under the laws of the United States. To the extent that any such works are created, the Executive will be considered to have created a work made for hire as defined in 17 U.S.C. § 101, and the Company shall have the sole right to the copyright. In the event that any work created by the Executive does not qualify as a work for hire, the Executive agrees to assign Executive’s right in the work to Company, as provided below.

(ii)    It is understood and agreed that the Intellectual Property Rights and entire right, title, and interest throughout the world to all works, trademarks, and/or inventions that are conceived of, prepared, procured, generated, or produced, whether or not reduced by practice, by the Executive, either solely or jointly with others, during the course of, in connection with, or as related to the performance of this Agreement, shall be and hereby are vested and assigned by the Executive to Company.

(iii)    It is agreed that the Executive shall promptly disclose to the Company in writing all Works, including, but not limited to, inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, recipes, techniques, trade secrets, ideas, concepts, methodologies, graphics or images, and audio/visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by the Executive (alone or jointly with others) or under the Executive’s direction during the Term. The Executive acknowledge that all work performed by Executive is on a “work for hire” basis, and the Executive hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all of the Executive’s rights, title and interest in all Developments that (a) relate to the business of the Company (including any Developments that relate or could relate to the more generalized industry in which the Company operates or is proposing to operate, whether or not it is directly applicable to the business of the Company) or any of the products or services being researched, developed, manufactured, or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to the Executive by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased, or contracted for by the Company (“Company-Related Developments”), and all related Intellectual Property Rights. To preclude any possible uncertainty, the Executive has set forth on Exhibit B attached hereto a complete list of Developments that Executive has, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of the Executive’s employment with the Company that Executive considers to be Executive’s property or the property of third parties and that the Executive wishes to have excluded from the scope of this Agreement (“Prior Inventions”). The Executive has also listed on Exhibit B all patents and patent applications in which Executive is named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, the Executive represents that there are no Prior Inventions or Other Patent Rights.

(iv)    If, in the course of the Executive’s employment with the Company, the Executive incorporates a Prior Invention into a Company product, process, or machine or other work done for the Company, Executive hereby grants to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, the Executive will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

(v)    This Agreement does not obligate the Executive to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on the Executive’s own time and does not relate to the Business Activities or research and development efforts in which, during the Term, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, the Executive will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion.

(vi)    The Executive will cooperate fully with the Company, both during and after Executive’s employment with the Company, with respect to the procurement, maintenance, and enforcement of Intellectual Property Rights in Company-Related Developments. The Executive agrees to sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure the Executive’s signature on any such papers, the Executive hereby irrevocably designates and appoints each officer of the Company as Executive’s agent and attorney-in-fact to execute any such papers on Executive’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. The Executive hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, which Executive now or hereafter has for infringement of any and all proprietary rights assigned to the Company or such designee.

7.    Restrictive Covenants.

(a)    Non-Competition. The Executive expressly acknowledges that, at a substantial expenditure of time, effort, and money, the Company has developed its own unique, proprietary systems for developing, operating, and promoting its business, and has and will continue to develop significant goodwill and customer relationships. To protect the Company’s legitimate business interests, and in consideration for the access to Confidential Information and Intellectual Property Rights provided by the Company, and in consideration for the Executive’s employment or continued employment with the Company, the Executive agrees that, during Executive’s employment with the Company and for a period of twelve (12) months after termination of the Executive’s employment for any reason (including without limitation any termination for Cause) (the “Restricted Period”), the Executive will not, except with the prior written consent of the Company, directly or indirectly, engage in, represent in any way, be connected with, furnish consulting services to, be employed by, or have an interest in, whether as owner, employee, employer, manager, promoter, principal, partner, servant, agent, representative, independent contractor, member, consultant, officer, director, or otherwise, whether or not for compensation, any business or entity, anywhere in the world, that is primarily engaged in the Company’s Business Activities (as defined below). The Restricted Period shall be tolled and extended by one (1) month for each month or portion of each month during which the Executive is in violation of this Section 7(a). If the Company initiates legal action to enforce the restrictions and obtains an injunction against the Executive, then the appropriate Restricted Period will begin to run on the date that the injunction is entered. For purposes of this Agreement, “Business Activities” means any business in which the Company or any of its subsidiaries is then engaged or, to the then existing knowledge of the Executive, proposes to engage, including, without limitation, the development of cyclodextrin-based products for the treatment of disease. The Executive agrees that these restrictions, time periods, and geographical limits are reasonable and necessary to protect the Company.

(b)    Non-Solicitation of Company Employees. The Executive shall not, during the Executive’s employment with the Company and for a period of twelve (12) months after the termination of the Executive’s employment for any reason (including without limitation any termination for Cause), without prior written authorization from the Company, directly or indirectly, for Executive or any third party: (i) solicit, encourage, or induce, or attempt to solicit, encourage, or induce, any employee of the Company to leave the Company’s employ; or (ii) hire, solicit, recruit, induce, or encourage, or attempt to hire, solicit, recruit, induce or encourage, any individual who at any time during the twelve (12) months preceding the termination of the Executive’s employment was an employee of the Company, to become employed by or provide services to another business or entity that engages in business activities included within the Company’s Business Activities or is otherwise competitive with the Company.

(c)    No Inducement to Cease Doing Business with Company. The Executive shall not, during Executive’s employment with the Company and for a period of twelve (12) months after termination of the Executive’s employment for any reason (including without limitation any termination for Cause), without prior written authorization from the Company, directly or indirectly, for Executive or any third party, induce or attempt to induce any customer, supplier, affiliate, manufacturer, association, organization, vendor or other person or entity with whom the Executive had any contact with during the Executive’s employment with the Company to limit, reduce or cease interacting, doing business, or contracting with, or representing the Company.

(d)    Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly, own, solely as an investment, securities of any entity engaged in a Competitive Business which is publicly traded on an international, national, or regional stock exchange or on the over-the-counter market if the Executive does not, directly or indirectly, own five percent (5%) or more of any class of securities of such entity.

8.    Breach. The Executive acknowledges and confirms that the restrictions contained in this Agreement including those set for in Section 5, 6, and 7, in view of the nature of the Company’s business, are reasonable and necessary in order to protect the legitimate business interests of the Company, and that any breach or threatened breach of the provisions of this Agreement shall cause irreparable injury to the Company, that money damages will not provide an adequate remedy, and that their enforcement will not impose a hardship on the Executive or significantly impair the Executive’s ability to earn a livelihood. Therefore, in addition to any other relief available to it, the Company shall be entitled to seek preliminary, temporary, and permanent injunctive relief without the necessity of proving irreparable harm or posting bond or other security. If any provisions of this Agreement are ever determined by a court of competent jurisdiction to exceed limitations permitted by law, then such provisions shall be reformed automatically to set forth the maximum limitations permissible by law. If the Executive violates any of the restrictions contained in this Agreement, the relevant restricted period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be deemed, by the Company, to be cured. Nothing contained herein shall be considered as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including any recovery of damages from the Executive.

9.    Return of Company Property. On the date that the Executive’s employment with the Company ends, the Executive will deliver to the Company all documents, electronic and other data (whether stored on devices in your possession or with any third-party vendors or on the “cloud”), notes, writings, customer and prospect lists, keys, credit cards, computer programs and all other documents or tangible materials whatsoever, including all copies or duplicates, concerning any part of the Company’s activities or concerning any activities as a Company employee. The Executive acknowledges and agrees that all such documents and tangible materials, and copies or duplicates thereof, including the Executive’s own notes, are the Company’s property which is only entrusted to the Executive on a temporary basis. After returning these documents, data, and other property, the Executive will immediately permanently delete from any electronic media in the Executive’s possession, custody, or control (such as computers, mobile phones, hand-held devices, back-up devices and zip drives) or to which the Executive has access (such as the cloud, remote e-mail exchange servers, back-up servers, off-site storage), all Company documents or electronically stored images, and other data or data compilations stored in any medium from which such information can be obtained. The Executive also agrees to provide the Company with list of any documents that the Executive created or is otherwise aware that are password-protected and the password(s) necessary to access such password-protected documents.

10.   Indemnification. The Company shall indemnify the Executive to the fullest extent that would be permitted by law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the Certificate of Incorporation of the Company as in effect at such time, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers or, during the Executive's service in such capacity, directors (and to the extent the Company maintains such an insurance policy or policies, in accordance with its or their terms to the maxim um extent of the coverage available for any company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by the Executive (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of Executive’s being or having been an officer or employee of the Company, or serving as an officer or employee of an affiliate of the Company, at the request of the Company, other than any action, suit or proceeding brought against the Executive by or on account of Executive’s breach of the provisions of any employment agreement with a third party that has not been disclosed by the Executive to the Company. The provisions of this Section 10 shall specifically survive the expiration or earlier termination of this Agreement.

11.    Representations of the Executive. The Executive represents and warrants that: (i) the Executive has no legal obligations to any other party that would be breached by signing this Agreement or otherwise fulfilling Executive’s obligations hereunder, including but not limited to any non-competition, non-solicitation, non-inducement, confidentiality, assignment of inventions, or other similar agreement; (ii) the Executive has not disclosed any third party’s confidential or proprietary information to the Company or its representatives or agents; (iii) if the Executive learns of any confidential or proprietary information that belongs to any third party, the Executive will not disclose such information to the Company or its representatives or agents, except as allowed by law or any agreement you have signed with such party; and (iv) the Executive is not in breach of any confidentiality or non-disclosure agreement that the Executive has signed.

12.    Miscellaneous.

(a)    Entire Agreement. This Agreement contains the entire agreement and understanding of the Executive and the Company concerning the subject matter hereof and supersedes and replaces all prior negotiations and proposed agreements, whether oral or written. The Executive acknowledges that, by signing this Agreement, the Executive has not relied upon any representations, promises or agreements made by the Company or its employees, officers, directors, or representatives (including any Company attorneys) that are not contained in this Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the Parties hereto.

(b)    Headings/Counterparts. The headings of the paragraphs herein are included for reference only and are not intended to affect the interpretation of the Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement. Each party agrees that faxed or electronically transmitted copies of the signature pages of this Agreement and/or any of the other instruments, agreements and documents relating to any of the transactions contemplated hereby, whether sent to the other party or to such other party’s counsel, shall be deemed definitively executed and delivered, and with the same force and effect as if manually signed and delivered, for all purposes whatsoever. Neither party hereto shall raise the use of electronic mail or a facsimile machine to deliver a signature or the fact that any signature was transmitted or communicated through the use of electronic mail or a facsimile machine as a defense to the formation of a contract and each party forever waives any such defense. All counterparts shall be construed together and shall constitute one instrument, and the signature page from any counterpart may be attached to another counterpart to form a complete copy of this Agreement.

(c)    Severability. If any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect other provisions or applications of this Agreement and to this end the provisions of this Agreement are declared to be severable.

(d)    Construction/Joint Drafting. The determination of the terms and conditions of this Agreement has been by mutual agreement of the Parties. Each party participated jointly in the drafting of this Agreement, and therefore the terms and conditions of this Agreement are not intended to be, and shall not be, construed against any party by virtue of draftsmanship.

(e)    Non-Waiver. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver of any provision of this Agreement will be binding unless made in a writing signed by the Parties hereto.

(f)    Assignment. This Agreement shall be binding upon the Company and shall inure to the benefit of the Company including any transferee of the business operation, as a going concern, in which the Executive is employed and shall be binding upon the Executive. None of the rights or obligations of the Executive hereunder may be assigned or delegated. The Company may assign its rights and obligations under this Agreement in whole or in part to anyone.

(g)    Choice of Law. This Agreement will be governed by, and construed pursuant to, the laws of the State of Florida without regard to its conflict of laws principles. Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the County of Alachua, State of Florida and the Parties consent to such jurisdiction and agree that venue only in the County of Alachua, State of Florida would be proper and hereby waive any challenge thereto based on lack of personal jurisdiction or inconvenient forum.

(h)    Notices.Any notice required or desired to be given under this Agreement shall be in writing and shall be delivered personally, or mailed by registered mail, return receipt requested, or delivered by overnight courier service and shall be deemed to have been given on the date of its delivery, if delivered, and on the third (3rd) full business day following the date of the mailing, if mailed, to each of the parties thereto at the following respective addresses or such other address as may be specified in any notice delivered or mailed as above provided:

If to the Executive:

At the address shown in the books and records of the Company, currently:

Joshua Fine

21 Hemmelskamp Rd.
Wilton, CT 06897

If to the Company:

Attn: N. Scott Fine, CEO

Cyclo Therapeutics, Inc.

6714 NW 16th Street, Suite B

Gainesville, FL 32653

(i)    Survival. Upon the termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

13.    Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS BEEN REPRESENTED BY THE EXECUTIVE’S OWN COUNSEL OR HAS HAD AN OPPORTUNITY TO BE REPRESENTED BY AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Employment Agreement as of the date first above written.

Executive:	CYCLO THERAPEUTICS, INC.

/s/ Joshua Fine	By:	/s/ Jeffrey L. Tate
Joshua Fine	Name: Jeffrey L. Tate Title: COO & CQO

EXHIBIT A

LIST OF APPROVED ENDEAVORS

As set forth in Section 2 of the Agreement, notwithstanding the general prohibition on the Executive accepting other employment or contracting work during the Term, the Executive shall be permitted to accept other employment or contracting work from the following entities and/or ventures, provided that any work performed for the entities and/or ventures listed below does not interfere with the Executive’s duties and responsibilities to the Company.

Name of Entity or Venture	Brief Description of Work to Be Performed

EXHIBIT B

LIST OF PRIOR INVENTIONS OR OTHER PATENT RIGHTS

If you have Prior Inventions or Other Patent Rights, please list them in the space below. If you do not have any Prior Inventions or Other Patent Rights or you would like to include additional Prior Inventions or Other Patent Rights on separate pages, check the appropriate box at the bottom of the page.

Title	Date	Identifying Number or Brief Description

Check the following as applicable:

____         I have no Prior Inventions/Other Patent Rights

____         All of my Prior Inventions/Other Patent Rights are listed above

____         I have attached additional sheets describing my Prior Inventions/Other Patent Rights

Signature of Executive:

Print Name of Executive:

Date:

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